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                                                                  EXHIBIT (a)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated May 15, 1998, and the related Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Corn Acquisition Corporation by BancAmerica Robertson Stephens or Goldman, Sachs & Co. (the "Dealer Managers") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash

                 All Outstanding Shares of Class A Common Stock
                            and Class B Common Stock
                         of DEKALB Genetics Corporation
                             at $100 Net Per Share
                                       by
                          Corn Acquisition Corporation
                          a wholly-owned subsidiary of
                                Monsanto Company

Corn Acquisition Corporation (the "Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Monsanto Company, a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of Class A Common Stock, without par value (the "Class A Common Stock") and all outstanding shares of Class B Common Stock, without par value (the "Class B Common Stock" and, together with the Class A Common Stock, the "Shares"), of DEKALB Genetics Corporation, a Delaware corporation (the "Company"), at a purchase price of $100 per Share, net to the seller in cash, without interest thereon (as such price may be increased, the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 15, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the "Offer"). If Shares are not accepted for purchase pursuant to the Offer on or prior to May 9, 1999, the Offer Price will be increased by $0.50 per Share on May 10, 1999 and on the tenth day of each subsequent month until Shares are so accepted, unless the Offer is earlier terminated.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY TIME, ON FRIDAY, JUNE 12, 1998, UNLESS EXTENDED.

The Board of Directors of the Company unanimously (without the participation of the two directors nominated by Parent) has determined that the Offer and the Merger are fair to and in the best interests of the Company and its stockholders, has approved the Offer, the Merger Agreement and the Merger and recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

The Offer is being made pursuant to the terms of an Agreement and Plan of Merger, dated as of May 8, 1998 (the "Merger Agreement"), among Parent, the Purchaser and the Company, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. As of the effective time of the Merger, each issued and outstanding Share (other than Shares owned by the Company or by any Subsidiary (as defined in the Merger Agreement) of the Company, or by Parent, the Purchaser, or any other Subsidiary of Parent, which Shares will be canceled with no consideration delivered in exchange therefor, and other than Shares, if any, held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive from the surviving corporation in cash the price per Share paid in the Offer, payable to the holder thereof,

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without interest or dividends thereon, upon surrender of the certificate formerly representing such Share.

The Offer is conditioned upon there having been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares of Class A Common Stock that (together with the Shares of Class A Common Stock then held by Parent or any of its Subsidiaries) would constitute a majority of the Shares of Class A Common Stock (assuming the exercise of all options to purchase, and the conversion or exchange of all securities convertible or exchangeable into, Shares of Class A Common Stock) outstanding at the expiration date of the Offer and the expiration or termination prior to the expiration of the Offer of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Offer. The Offer is also subject to certain other terms and conditions as set forth in the Offer to Purchase. The Offer will expire at 12:00 midnight, New York City time, on Friday, June 12, 1998, unless extended.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of its acceptance for payment of such Shares pursuant to the Offer.

In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for purposes of receiving payments from the Purchaser and transmitting such payments to the tendering stockholders. Although the Offer Price may be increased as described herein, no interest will be paid by the Purchaser on the Offer Price of the Shares to be paid by the Purchaser, regardless of any delay in making such payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), together with any required signature guarantees (or in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and any other documents required by the Letter of Transmittal.

The Offer may be extended by the Purchaser by giving oral or written notice of such extension to the Depositary. The Merger Agreement provides that the Purchaser may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended Expiration Date (as defined below) any of the conditions to the Offer set forth under Section 14 of the Offer to Purchase (the "Offer Conditions") have not been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof applicable to the Offer and (iii) on one or more occasions, extend the Offer for a period of up to an aggregate of 15 business days if, on a scheduled Expiration Date on which the Offer Conditions have been satisfied or waived, the number of Shares of Class A Common Stock (together with any Shares of Class A Common Stock held by Parent or any of its Subsidiaries) that have been validly tendered and not withdrawn represent more than 70% of the then issued and outstanding Shares of Class A Common Stock, but less than 90% of the then issued and outstanding Shares of Class A Common Stock, and the number of Shares of Class B Common Stock (together with any Shares of Class B Common Stock held by Parent or any of its Subsidiaries) that have been validly tendered and not withdrawn represent more than 70% of the then issued and outstanding Shares of Class B Common Stock, but less than 90% of the then issued and outstanding Shares of Class B Common Stock. The Purchaser may not terminate the Offer between scheduled Expiration Dates (except in the event that the Merger Agreement is terminated), and, in the event that the Purchaser would otherwise be entitled to terminate the Offer at any scheduled Expiration Date due to the

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failure of one or more of the Offer Conditions, unless the Merger Agreement has been terminated, the Purchaser is required to extend the Offer until such date as the Offer Conditions have been satisfied or such later date as required by applicable law; provided, however, that the Purchaser is not required to extend the Offer beyond November 9, 1999. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Subject to the applicable regulations of the Securities and Exchange Commission, and to the provisions of the Merger Agreement, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for any Shares, to extend the Offer, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for upon the occurrence of certain conditions specified in Section 14 of the Offer to Purchase, and at any time or from time to time, to amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Merger Agreement as such provisions may be amended from time to time, in each case by giving oral or written notice of such delay, extension, termination, amendment or waiver to the Depositary. Any such delay, extension, termination, amendment or waiver will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Except as otherwise stated in the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to 12:00 midnight, New York City time, or such other time as the Purchaser may announce in connection with any extension of the Offer, on the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 13, 1998. The term "Expiration Date" means Friday, June 12, 1998, unless and until the Purchaser shall, as described in the Offer to Purchase, have extended the period of time for which the Offer is open, in which event the term "Expiration Date" will mean the latest date on which the Offer, as so extended by the Purchaser, will expire. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and (if certificates for Shares have been tendered) the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the tendering stockholder. If the certificate(s) have been delivered to the Depositary, then, prior to the physical release of such certificate(s), the tendering stockholder must submit the serial numbers shown on the particular certificate(s) evidencing the Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program or by any other "Eligible Guarantor Institution" as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, "Eligible Institutions"), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in
Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in this paragraph. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer, but withdrawn Shares may be retendered at any subsequent time by again following one of the procedures for tendering described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

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The information required to be disclosed pursuant to Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Exchange Act, is contained in the Offer to Purchase, and is incorporated herein by reference.

The Company is providing the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares in accordance with Exchange Act Rule 14d-5(c). The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares when such lists or listings are received.

The Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers listed below or as set forth on the back cover of the Offer to Purchase. Requests for additional copies of the Offer to Purchase and the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies and other nominees. Neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Managers and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                                [Georgeson Logo]

                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: 1-800-223-2064
                     The Dealer Managers for the Offer are:

     BancAmerica Robertson Stephens               Goldman, Sachs & Co.
         555 California Street                        85 Broad St
     San Francisco, California 94104            New York, New York 10004
            (800) 288-7726                          (800) 323-5678

May 15, 1998